EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Vastera, Inc.:

We consent to the incorporation by reference in the registration statement No.’s 333-113292, 333-103090, 333-86176, 333-59180, 333-55772, and 333-47046 on Form S-8 of Vastera, Inc. of our report dated March 15, 2005, with respect to the consolidated balance sheets of Vastera, Inc. and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of operations, statement of changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2004, and related financial statement schedule, which report appears in the December 31, 2004 annual report on Form 10-K of Vastera, Inc.

(signed) KPMG LLP

McLean, Virginia
March 15, 2005